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                                                                                                            EXHIBIT 11


                                           Huntington Bancshares Incorporated
                                            Computation of Earnings Per Share
                                        For Periods Ended June 30, 1996, and 1995
                                  (in thousands of dollars, except per share amounts)

                                                         Three Months Ended                   Six Months Ended
                                                              June 30                              June 30
                                                  -------------------------------       -------------------------------
                                                       1996              1995               1996               1995
                                                  ------------       ------------       ------------       ------------

Net Income                                        $     65,088       $     58,161       $    127,913       $    113,023

Effect of Convertible Debt                                   7                 13                 13                 25
                                                  ------------       ------------       ------------       ------------
Fully Diluted Net Income                          $     65,095       $     58,174       $    127,926       $    113,048
                                                  ============       ============       ============       ============

Average Common Shares Outstanding                  146,205,121        153,996,205        147,382,313        154,103,132

Dilutive Effect of Stock Options                     1,143,542            820,434          1,153,856            838,960
                                                  ------------       ------------       ------------       ------------
Average Common Shares and Common
     Share Equivalents -- Primary                  147,348,663        154,816,639        148,536,169        154,942,092

Additional Dilutive Effect of Stock Options               --              149,225             10,659            130,699

Dilutive Effect of Convertible Debt                     52,190            104,305             52,190            104,320
                                                  ------------       ------------       ------------       ------------

Fully Diluted Shares                               147,400,853        155,070,169        148,599,018        155,177,111
                                                  ============       ============       ============       ============


Net Income per Common Share Outstanding           $       0.45       $       0.38       $       0.87       $       0.73
Primary Earnings per Share                        $       0.44       $       0.38       $       0.86       $       0.73
Fully Diluted Earnings per Share                  $       0.44       $       0.38       $       0.86       $       0.73
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